SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant (x)

Filed by a Party other than the Registrant (  )

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Check the appropriate box:

( )	Preliminary Proxy Statement	( )	Confidential, For Use of the
(x)	Definitive Proxy Statement		Commission Only (as permitted
( )	Definitive Additional Materials		by Rule 14a-6(e)(2))
( )	Soliciting Material Pursuant to
Rule 14a-12

                                   OVERSEAS SHIPHOLDING GROUP, INC.

(Name of Registrant as Specified in its Charter)

                                   OVERSEAS SHIPHOLDING GROUP, INC.

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

(x)	No fee required.
( )	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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OVERSEAS SHIPHOLDING GROUP, INC.
511 FIFTH AVENUE, NEW YORK, N.Y. 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 6, 2000

TO THE STOCKHOLDERS OF OVERSEAS SHIPHOLDING GROUP, INC.:

The Annual Meeting of Stockholders of Overseas Shipholding Group, Inc. will be held at J.P. Morgan Investment Management Inc., 522 Fifth Avenue (corner West 44th Street), New York, N.Y., Seventh Floor, on Tuesday, June 6, 2000, at 2:30 o'clock P.M. for the following purposes:

(l) To elect twelve directors, each for a term of one year;

(2) To consider and act upon a proposal to approve the amendment by the Board of Directors to the 1998 Stock Option Plan to increase the number of shares available for grant pursuant to options under the plan from 1,300,000 to 2,800,000;

(3) To consider and act upon a proposal to approve the adoption by the Board of Directors of the 2000 Employee Stock Purchase Plan;

(4) To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year 2000; and

(5) To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on April 14, 2000 will be entitled to vote at the meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the meeting, during ordinary business hours, for ten days before the meeting at the Corporation's office, 511 Fifth Avenue, New York, N.Y.

Whether or not you expect to be present at the meeting in person, please date and sign the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

We urge you to exercise your privilege of attending the meeting in person. In that event, the Corporation's receipt of your proxy will not affect in any way your right to vote in person.

By order of the Board of Directors,
ROBERT N. COWEN
Senior Vice President,
Chief Operating Officer
& Secretary

New York, N.Y.

April 28, 2000

IMPORTANT

PLEASE SIGN, DATE AND PROMPTLY RETURN THE

ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE

OVERSEAS SHIPHOLDING GROUP, INC.
511 Fifth Avenue, New York, N.Y. 10017

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Overseas Shipholding Group, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on June 6, 2000. Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting.

Only stockholders of record at the close of business on April 14, 2000 will be entitled to vote at the annual meeting. The Corporation has one class of voting securities, its Common Stock, of which 33,778,004 shares were outstanding on said record date and entitled to one vote each. This proxy statement and the accompanying proxy will first be sent to stockholders on or about April 28, 2000.

ELECTION OF DIRECTORS

The twelve nominees for election at the forthcoming meeting, all of whom are presently directors of the Corporation, except for Charles Fribourg and Michael J. Zimmerman, are listed below. Unless otherwise directed, the accompanying proxy will be voted for the election of these nominees, to serve for the ensuing year and until their successors are elected and qualify.

The table below sets forth information as to each nominee and/or director, and includes the amount and percentage of the Corporation's Common Stock of which each nominee and/or director, and all directors, nominees and executive officers as a group, were the "beneficial owners" (as defined in regulations of the Securities and Exchange Commission) on April 14, 2000, all as reported to the Corporation. In accordance with SEC regulations, the table includes, in the case of certain of the directors, shares owned by entities in which the nominee, by reason of his position or interest, shares the power to vote or to dispose of securities.

Name and Age	Principal Occupation	Served as Director Since	Shares of Common Stock Beneficially Owned (a)	Percentage of Common Stock Beneficially Owned
Oudi Recanati, 50 . . . . . . . . . . .	Co-Chairman and Co-Chief Executive Officer, IDB Holding Corporation Ltd., investment and finance.	1996	5,725,050(b)(j)	16.9%
Morton P. Hyman, 64. . . . . . . . .	President and Chief Executive Officer of the Corporation.	1969	683,163(c)	2.0%
Robert N. Cowen, 51. . . . . . . . .	Senior Vice President, Chief Operating Officer and Secretary of the Corporation.	1993	50,500(d)	0.1%
Ariel Recanati, 36. . . . . . . . . . .	Senior Vice President and Chief Strategic and Planning Officer of the Corporation.	1999	4,040,787(e)(j)	11.9%
Alan R. Batkin, 55 . . . . . . . . . . .	Vice Chairman of Kissinger Associates, Inc., geopolitical consulting firm.	1999	1,000	-
Charles Fribourg, 43 . . . . . . . . .	Directeur General, Finagrain S.A., agribusiness investment holding company and a subsidiary of the ContiGroup Companies, Inc. (formerly known as Continental Grain Company)	-	145,244(f)	0.4%
William L. Frost, 73. . . . . . . . . .	President, Lucius N. Littauer Foundation.	1989	6,500(g)(h)	-
Ran Hettena, 76. . . . . . . . . . . . .	Senior Consultant to the Corporation.	1969	41,580(g)(i)(j)	0.1%
Stanley Komaroff, 65 . . . . . . . . .	Senior Partner, law firm of Proskauer Rose LLP, the Corporation's counsel.	1993	3,500(g)	-
Solomon N. Merkin, 43. . . . . . . . .	Vice President, Leib Merkin, Inc., private investment company	1989	18,500(g)(k)	0.1%
Joel I. Picket, 61 . . . . . . . . . . . . . .	Chairman of the Board and Chief Executive Officer, Gotham Organization Inc., real estate, construction and development.	1989	2,700(g)	-
Michael J. Zimmerman, 49 . . . . . .	Executive Vice President and Chief Financial Officer, ContiGroup Companies, Inc., diversified agribusiness and finance	-	7,000	-

Directors who are not nominees

Thomas H. Dean, 71 . . . . . . . . . . .	Consultant, ContiGroup Companies, Inc.	1976	2,500(g)	-
Michel Fribourg, 86. . . . . . . . . .. .	Director and Chairman Emeritus of the Board, ContiGroup Companies, Inc.	1969	2,825,741(f)(g)(l)	8.4%

All directors, nominees for director and executive officers as a group. . . . . . .			9,389,803(m)	27.5%

(a)

Includes the shares of Common Stock issuable within 60 days of April 14, 2000 upon the exercise of all options owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(b)

Includes 3,744,747 shares, which have been or will be distributed to members of the Recanati family and which Mr. Recanati may be deemed to share the power to vote under a stockholders agreement, dated as of November 24, 1999 among members of the Recanati family (the "Stockholders Agreement") (Oudi Recanati may be deemed to share the power to dispose of only 3,219,778 of these shares.); 250,000 shares, which he may be deemed to share the power to vote and dispose of by virtue of his positions as an officer and director of the Recanati Foundation; and 1,726,803 shares he may be deemed to share the power to vote and dispose of by virtue of his positions with, and interests in, Recanati family companies. Also includes 1,000 shares owned by Oudi Recanati directly and 2,500 shares issuable upon the exercise of stock options granted under the Company's Non-Employee Directors Stock Option Plan. Mr. Recanati has or will have 12.5% partnership interest in OSG Holdings ("OSGH"), which beneficially owns 2,986,416 shares. See "Information as to Stock Ownership."

(c)

Includes 250,000 shares, which he may be deemed to share the power to vote and dispose by virtue of his positions as an officer and director of the Recanati Foundation; and 166,667 shares issuable upon the exercise of options exercisable within 60 days of April 14, 2000. In addition, Mr. Hyman is a 0.4% partner in OSG Holdings. Excludes 280 shares owned by Mr. Hyman's wife and 4,000 shares held by his wife as custodian under the New York Uniform Gift to Minors Act, as to which Mr. Hyman disclaims beneficial ownership.

(d)	Includes 50,000 shares of Common Stock issuable upon exercise of stock options.

(e)

Includes 3,744,747 as to which Ariel Recanati may be deemed to share the power to vote pursuant to the Stockholders Agreement (He may be deemed to share the power to dispose of only 3,219,778 of these shares.); and 250,000 shares as to which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation. Also includes 46,040 shares issuable upon exercise of stock options.

(f)	Mr. Charles Fribourg is the son of Mr. Michel Fribourg.

(g)	Includes 2,500 shares of Common Stock issuable upon exercise of stock options.

(h)	Excludes 400 shares owned by Mr. Frost's wife, beneficial ownership of which is disclaimed by him.

(i)	Excludes 7,082 shares owned by Mr. Hettena's wife, beneficial ownership of which is disclaimed by him.

(j)	Mr. Oudi Recanati is the nephew of Mr. Hettena and the first cousin of Mr. Ariel Recanati.

(k)	Mr. Merkin is a 1.3% partner in OSG Holdings.

(l)

Includes 2,823,241 shares owned by Fribourg Grandchildren Family L.P., a partnership with an address at 277 Park Avenue, New York, New York; Mr. Michel Fribourg's wife, as trustee under various trusts, has the sole power to vote and direct the disposition of all of said shares, beneficial ownership of which is disclaimed by him.

(m)	Includes 362,707 shares of Common Stock issuable upon exercise of stock options. See Notes (b) through (e) and (g) above.

Each director has been principally engaged in his present employment for the past five years except Mr. Oudi Recanati, who has served as Co-Chairman since 1999 and Co-Chief Executive Officer since 1996 of IDB Holding Corporation Ltd. and also served for more than five years prior to 1998 as Chairman of the Board of Y.L.R. Capital Markets Ltd., engaged in investment banking; Mr. Charles Fribourg, who has served as Director General of Finagrain S.A. since 1999 and served as Senior Vice President and General Manager of the South American Division of Continental Grain Company from 1994 through 1999; Mr. Hettena, who served for more than 24 years prior to 1998 as President of the company that managed the Corporation's fleet until 1998; Mr. Picket, who was elected Chief Executive Officer of Gotham Organization Inc. in 1999 and served as President of that corporation for more than five years prior to that date; Mr. Ariel Recanati, who has served as Senior Vice President since 1998 and an officer of certain of the Corporation's subsidiaries and as a senior officer for more than five years prior to 1998 of the company that managed the Corporation's fleet until 1998; Mr. Zimmerman, who has served as Executive Vice President and Chief Financial Officer of ContiGroup Companies, Inc. since 1999 and who served as Senior Vice President- Investment and Strategy of Continental Grain Company from 1996 through 1999 and served as a Managing Director of Salomon Brothers Inc. for more than five years prior to 1996; Mr. Cowen, who has served as Chief Operating Officer since 1999 and who also serves as a director and since 1999 president (and for more than five years prior to 1999, executive vice president) of Overseas Discount Corporation, a private company engaged in finance and investment; and Mr. Dean who served as an executive officer of Continental Grain Company for more than 25 years until 1996.

Mr. Oudi Recanati is a director of IDB Holding Corporation Ltd. and several of its subsidiaries. Mr. Batkin is a director of Diamond Offshore Drilling, Inc., Hasbro, Inc. and Schweitzer-Mauduit International, Inc. Mr. Zimmerman is a director of ContiFinancial Corporation.

If, for any reason, any nominee should not be available for election or able to serve as a director, the accompanying proxy will be voted for the election of a substitute nominee designated by the Board of Directors. The Board has no reason to believe that it will be necessary to designate a substitute nominee.

COMPENSATION AND CERTAIN TRANSACTIONS

The following Summary Compensation Table includes individual compensation information for services in all capacities to the Corporation and its subsidiaries during the years ended December 31, 1999, 1998 and 1997 by the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation serving during fiscal 1999 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus	All Other Compensation
Morton P. Hyman. . . . . . . . . . . . . . . .. . . . .	1999	$1,050,000	-	$ 25,520(1)
President and Chief Executive Officer	1998	1,050,000	-	23,854
	1997	1,000,000	$1,000,000(2)	22,198

Robert N. Cowen. . . . . . . . . . . . . . . . . . . .	1999	444,600	-	12,485(1)
Senior Vice President, Chief Operating Officer and Secretary	1998	444,600	100,000(2)	6,476
	1997	267,800	100,000(2)	1,145

Myles R. Itkin . . . . . . . . . . . . . . . . . . . . . .	1999	530,000	-	12,515(1)
Senior Vice President, Chief Financial Officer and Treasurer	1998	530,000	-	12,515
	1997	505,000	-	11,130

Robert E. Johnston . . . . . . . . . . . . . . . . . . .	1999	500,000	-	12,570(1)
Senior Vice President and Chief Commercial Officer	1998	76,923(3)

Ariel Recanati . . . . . . . . . . . . . . . . . . . . . .	1999	425,000	-	11,835(1)
Senior Vice President and Chief Strategic and Planning Officer	1998	53,846(3)

___________________________

(1)

For Messrs. Hyman, Cowen, Itkin, Johnston and Recanati, consists of matching contributions by the Corporation under its Savings Plan in the amount of $7,200, and the cost of term life insurance in the respective amounts of $18,320, $5,285, $5,315, $5,370 and $4,635.

(2)

Special bonuses paid to Messrs. Hyman and Cowen in recognition of their achievements in negotiating and concluding the sale of the Corporation's 49% interest in Celebrity Cruise Lines Inc. to Royal Caribbean Cruises Ltd.

(3)	Messrs. Johnston and Recanati became employees of the Company on October 30, 1998. Accordingly, amounts represent salaries for the last two months of fiscal 1998.

The Corporation has agreements in effect until October 2002 with Messrs. Hyman, Cowen, Itkin, Johnston and Recanati providing that in the event of a "change of control" of the Corporation, as defined in the agreements, each of the executives will be entitled to certain payments and benefits upon a termination of his employment (whether voluntary or involuntary) at any time within two years after the change of control or upon termination of his employment by the Corporation without cause or by the executive with good reason within 120 days prior to the change of control. Upon any such termination, the executive will be entitled to payment of three times (for Messrs. Hyman and Cowen) or two times (for Messrs. Itkin, Johnston and Recanati) his highest annual base salary in effect within 121 days prior to or at any time after the change of control, three years (for Messrs. Hyman and Cowen) or two years (for Messrs. Itkin, Johnston and Recanati) of additional service and compensation credit at that compensation level for pension purposes and for purposes of the Corporation's supplemental employee retirement benefit plans (see "Pension Plan" below) and three years (for Messrs. Hyman and Cowen) or two years (for Messrs. Itkin, Johnston and Recanati) of continued coverage for the executive and his dependents under the Corporation's health plan and for the executive under the Corporation's life insurance plan. If and to the extent these payments and benefits, and any other amounts paid to either Mr. Hyman or Mr. Cowen as a result of a change of control, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the excess parachute payments are subject to excise tax (and are not deductible to the Corporation); in that event the Corporation has agreed to pay Messrs. Hyman and Cowen an additional amount so that the net amount retained by each of them, after payment of such excise tax and of other applicable taxes on the additional amount, will equal the full amount to which each would be entitled in the absence of such excise tax. To the extent that payments and benefits, and any other amounts paid to Messrs. Itkin, Johnston and Recanati as a result of a change of control, would be subject to excise tax, the amounts to be paid to Messrs. Itkin, Johnston and Recanati will be reduced such that no excise tax will apply.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding the option grants made pursuant to the 1998 Stock Option Plan during fiscal 1999 to each of the Named Executive Officers.

Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted (2)	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%	10%
Morton P. Hyman	200,000	24.8%	$12.50	06/07/09	$2,325,913	$5,184,725

Robert N. Cowen	60,000	7.4	12.50	06/07/09	697,774	1,555,418

Myles R. Itkin	120,000	14.9	12.50	06/07/09	1,395,548	3,110,835

Robert E. Johnston	60,000	7.4	12.50	06/07/09	697,774	1,555,418

Ariel Recanati	60,000	7.4	12.50	06/07/09	697,774	1,555,418

(1)	All options vest in three equal annual installments commencing one year after the date of the option grant.

(2)	Based on an aggregate of 806,292 options granted to employees in fiscal 1999, including options granted to the Named Executive Officers.

(3)

Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Security and Exchange Commission and do not represent the Corporation's estimate of the future market price of the Common Stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

The following table sets forth, for each of the Named Executive Officers, information regarding the value of unexercised options at the end of fiscal 1999. No options were exercised by the Named Executive Officers in fiscal 1999.

	Number of Securities Underlying Unexercised Options at December 31, 1999	Value of Unexercised In-the-Money Options at December 31, 1999 (1)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable
Morton P. Hyman	100,000 / 200,000	$81,250 / $462,500
Robert N. Cowen	30,000 / 60,000	24,375 / 138,750
Myles R. Itkin	0 / 120,000	0 /277,500
Robert E. Johnston .	42,000 / 60,000	34,125 / 138,750
Ariel Recanati .	14,720 / 105,280	0 / 138,750

(1)

Reflects market value of underlying shares of the Corporation's Common Stock on December 31, 1999 of $14.8125 minus the exercise price multiplied by the number of shares underlying the in-the-money options.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return of the published Standard and Poor's 500 Stock Index and the Dow Jones Marine Transportation Index for the five years ended December 31, 1999.

STOCK PERFORMANCE GRAPH

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

OSG, S&P 500 STOCK INDEX, DOW JONES MARINE TRANSPORTATION INDEX

PERIOD	OSG	S&P 500 STOCK INDEX	DOW JONES MARINE TRANSPORTATION INDEX
1994	100.00	100.00	100.00
1995	85.09	137.58	114.07
1996	78.73	169.17	139.11
1997	104.01	225.61	167.69
1998	78.98	290.09	103.34
1999	76.22	351.13	128.22

*

Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1994 and that all dividends were reinvested. In accordance with rules of the Securities and Exchange Commission ("SEC"), the Corporation's Stockholder Return Performance Presentation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act").

PENSION PLAN

The Corporation through OSG Ship Management, Inc., its wholly-owned subsidiary, maintains a pension plan which provides employees with annual retirement benefits based upon age, credited service and average compensation (comprised of salaries, bonuses and incentive compensation) for the highest five successive years of the last ten years prior to retirement. The plan is non-contributory by the employee, and the contributions to the plan are determined on an actuarial basis without individual allocation.

The following table sets forth the estimated annual pensions payable under the pension plan (subject to reduction on an actuarial basis where survivorship benefits are provided), upon normal retirement, to employees at various compensation levels and in representative years-of-service classifications, calculated before application of the Social Security offset provided for in the plan:

	Years of Credited Service
Average	10	15	20	25	30	35	40
Compensation	years	years	years	years	years	years	years
$ 400,000	60,000	90,000	120,000	150,000	180,000	210,000	240,000
500,000	75,000	112,500	150,000	187,500	225,000	262,500	300,000
600,000	90,000	135,000	180,000	225,000	270,000	315,000	360,000
700,000	105,000	157,500	210,000	262,500	315,000	367,500	420,000
800,000	120,000	180,000	240,000	300,000	360,000	420,000	480,000
900,000	135,000	202,500	270,000	337,500	405,000	472,500	540,000
1,000,000	150,000	225,000	300,000	375,000	450,000	525,000	600,000
1,200,000	180,000	270,000	360,000	450,000	540,000	630,000	720,000
1,500,000	225,000	337,500	450,000	562,500	675,000	787,500	900,000

The annual pension payable to any employee under the pension plan may not exceed the limitations imposed for qualified plans under Federal law. However, under supplemental retirement plans Messrs. Hyman, Cowen, Itkin, Johnston and Recanati will be entitled to the additional benefits that would have been payable to them under the pension plan in the absence of such limitations. Payments under the supplemental retirement plans will be accelerated upon a "change of control" as defined therein.

The respective number of years of credited service under the pension plan of the Corporation's executive officers named in the Summary Compensation Table on page 7 are as follows: Morton P. Hyman-40 years; Robert N. Cowen-20 years; Myles R. Itkin-5 years; Robert E. Johnston-24 years; and Ariel Recanati-11 years.

COMPENSATION OF DIRECTORS

The independent non-employee directors of the Corporation receive a director's fee of $15,000 per year, payable quarterly, and a fee of $1,000 for each meeting of the Board of Directors they attend. In addition, in February 1999 the Board of Directors adopted the 1999 Non-Employee Director Stock Option Plan which provides for the grant of stock options to directors who are not active employees of the Corporation.

All non-employee directors, except for Mr. Batkin, who became a director in October 1999, were granted on February 16, 1999, options to purchase 7,500 shares of Common Stock at $13.31 per share, exercisable in three equal annual installments commencing one year after the date of the option grant. Mr. Batkin was granted options on October 19, 1999 to purchase 7,500 shares at $13.375 per share, exercisable in three equal annual installments commencing one year after the date of the option grant.

EXECUTIVE COMPENSATION
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
AND THE 1998 STOCK OPTION PLAN COMMITTEE

In accordance with rules of the SEC, the Report on Executive Compensation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

The Executive Compensation Committee (the "Committee") of the Board of Directors reviews and determines compensation for members of senior management. It is composed of two non-employee directors of the Corporation: Oudi Recanati and Michel Fribourg. The Committee's compensation policies are designed to promote the following objectives:

-	to attract and motivate talented executives, and to encourage their long term tenure with the Corporation
-	to compensate executives based upon the value of their individual contributions in achieving corporate goals and objectives
-	to motivate executives to maximize shareholder values

The Committee seeks to set salaries for its executives at levels that enable the Corporation to attract and retain talented personnel. The Committee does not deem it appropriate to base annual salary adjustments solely upon year-to-year comparisons of financial performance, particularly since the Corporation's results over a short term period are significantly influenced by factors beyond the Corporation's control, reflecting primarily the dynamics of world bulk shipping markets. These markets are extremely competitive and highly volatile, influenced by the worldwide supply and demand for vessels and general world economic conditions. The Corporation does not make significant annual adjustments to compensation levels based upon changes in financial performance that in the judgment of the Committee primarily reflect charter market conditions or other factors over which the Corporation has no control, whether favorable or unfavorable.

The nature of the Corporation's business requires long range planning that may entail advance commitments for the construction, acquisition or chartering-in of vessels during periods of unfavorable conditions in current charter markets. Such commitments are made on the basis of an analysis of long term trends in demand, utilization and market forces that suggest future improvement in rates. Under these circumstances, the Committee believes that short term financial performance is only one of many guides in determining executive compensation.

The Committee believes that executive compensation should be linked to performance as measured by the achievement of specific corporate goals and objectives. In 1999 these objectives included: reducing costs and improving operating efficiencies, consistent with the Corporation's high standards of safety and concern for the protection of the environment; improving the financial strength and flexibility of the Corporation; developing and implementing long term strategic planning for the Corporation's bulk shipping business and implementing fleet renewals and disposals consistent with such planning; and establishing and expanding upon strategic alliances and commercial relationships with key customers as well as other shipowners.

In setting executive compensation, the Committee noted that the Corporation had made significant progress in achieving these goals and objectives. During 1999, the Corporation reduced organizational layers and staff and consolidated office locations, achieving significant cost savings. The Corporation and one of its key customers established a new company to provide marine transportation services to the environmentally sensitive Alaskan market and the Corporation entered into five bareboat charters of its U.S. flag crude vessels with the new company which are expected to generate significant core operating earnings for the Corporation. In late 1999, the Corporation and five other shipping companies agreed to pool the commercial operation of their modern Very Large Crude Carrier fleets, an action that the Corporation believes will significantly enhance the financial performance of its pooled vessels through higher utilization and other operating efficiencies. Also during 1999, the Corporation successfully completed a $170 million, off-balance sheet financing which has enhanced the Corporation's financial strength and liquidity.

While the Committee took the foregoing accomplishments into account, the Committee's compensation determinations for the Corporation's executive officers are to some extent subjective and are not arrived at by application of any specific formula. The Committee also takes into account an executive's length of service and particular contributions over the executive's entire career with the Corporation. While the Committee considers many aspects of an individual's performance, it does not give particular weight to or quantify any one or more performance factors.

Mr. Morton P. Hyman has served as a director and officer of the Corporation since 1969, and as its President since 1971. His compensation reflects his many contributions as a key member of management since the Corporation was founded. Such compensation is not based primarily on short term financial performance, nor is it based on any formula. The Committee took into account Mr. Hyman's key leadership role in causing the Corporation to make progress in meeting many of the goals and objectives noted above. To a large extent Mr. Hyman's compensation reflects an assessment of his performance based upon the subjective judgment of the Committee. In light of his contribution to the growth and success of the Corporation, and his service as its President for 29 years, the Committee believes his compensation is appropriate and reasonable.

Pursuant to Section 162(m) of the Code, compensation exceeding $1 million paid to the Corporation's executive officers may not be deducted by the Corporation unless such compensation is performance based and paid pursuant to criteria approved by the stockholders. The Committee considered the provisions of Section 162(m) in setting 1999 compensation paid to the President of the Corporation.

The Committee believes that the interests of stockholders are best served by granting stock options to all employees and thereby giving them the opportunity to participate in appreciation in the Corporation's stock over an extended period. In this way, the profitability and value of the Corporation is enhanced for the benefit of stockholders by enabling the Corporation to offer employees stock based incentives in the Corporation in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the stockholders. The Corporation's 1998 Stock Option Plan, approved by the stockholders, is administered by a Stock Option Plan Committee composed of two non-employee directors of the Corporation: Oudi Recanati and Michel Fribourg. The 1998 Stock Option Plan Committee determines the persons to whom stock options will be granted under the Plan and allocates the amounts to be granted to such persons. There were 500,000 stock options granted to the Named Executive Officers in fiscal 1999. These options vest in three equal annual installments beginning one year after the date of the option grant.

Submitted by the Executive Compensation Committee and the 1998 Stock Option Plan Committee of the Board of Directors:

Executive	1998 Stock Option
Compensation Committee	Plan Committee

Oudi Recanati	Oudi Recanati
Michel Fribourg	Michel Fribourg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Corporation paid Mr. Ran Hettena consulting fees of $170,000 during 1999 and insurance premiums of $32,739.67 on a life insurance policy owned by Mr. Hettena. In the opinion of management these payments to Mr. Hettena were fair and reasonable.

COMMITTEES AND MEETINGS

The Board of Directors has established various committees to assist it in discharging its responsibilities, including an Executive Compensation Committee and an Audit Committee. The Executive Compensation Committee reviews and determines the compensation of the Corporation's executives; it consists of Messrs. Michel Fribourg and Oudi Recanati and held one meeting during 1999. The Audit Committee recommends to the Board each year the independent auditors to be selected by the Corporation, reviews the planned scope and the results of each year's audit, reviews any recommendations the auditors may make with respect to the Corporation's internal controls and procedures and oversees the responses made to any such recommendations; the Committee consists of Messrs. Dean and Frost and met twice during 1999. The Corporation does not have a nominating or similar committee.

The Corporation's Board of Directors held five meetings during 1999. Members of the Board are frequently consulted by management throughout the year, and the Corporation does not consider percentage attendance information in itself to be a meaningful indication of the quality or importance of a director's contribution to the Board. Each director attended at least 75% of the total number of meetings of the Board and committees of which he was a member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Corporation's directors, executive officers and any persons holding more than 10 percent of the Corporation's Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the SEC. Based on material provided to the Corporation, all such reports were filed on a timely basis in 1999, except that one Form 4 representing a single transaction was inadvertently filed late for each of Messrs. Hettena and Komaroff.

INFORMATION AS TO STOCK OWNERSHIP

Set forth below are the names and addresses of those persons, other than nominees for directors and entities they control (see "Election of Directors"), that are known by the Corporation to have been "beneficial owners" (as defined in regulations of the SEC) of more than 5% of the outstanding shares of the Corporation's Common Stock, as reported to the Corporation and the SEC.

OSG Holdings, 511 Fifth Avenue, New York, New York, a partnership, on April 14, 2000, beneficially owned 2,986,416 shares (8.8% of the outstanding Common Stock).

The principal partners in OSG Holdings on April 14, 2000, were or will be the Estate of Hermann Merkin, 415 Madison Avenue, New York, New York; EST Associates L.P., 275 Madison Avenue, Suite 902, New York, New York, a limited partnership; Oudi Recanati, The Tower, 3 Daniel Frisch Street, Tel Aviv, Israel; and Diane Recanati, 511 Fifth Avenue, New York, New York. The percentage interest in OSGH of these partners is: the Estate of Hermann Merkin, 37.34% (the Estate owns 154,196 shares directly); EST Associates L.P., 36.68% (EST Associates L.P. owns 1,238,401 shares directly; Vivian Ostrovsky, 4 Avenue de Montespan, Paris, France, is the general partner in EST Associates L.P. and may therefore be deemed the beneficial owner of all the shares owned directly by EST Associates L.P.); and Oudi Recanati and Diane Recanati, who each have or will have a 12.5% partnership interest in OSG Holdings. (Additional information about Oudi Recanati's beneficial ownership of shares can be found under "Election of Directors;" additional information about Diane Recanati's beneficial ownership of shares can be found below).

Diane Recanati shares the power to vote 3,994,747 shares, or 11.8%, including 3,744,747 shares subject to a stockholders agreement, dated as of November 24, 1999, among members of the Recanati family (the "Stockholders Agreement") and 250,000 shares held by the Recanati Foundation. (She shares the power to dispose of 3,469,778 of these shares.) Leon Recanati may be deemed to be the beneficial owner of 5,721,550 shares (or 16.9%), including 3,744,747 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote (He shares the power to dispose of only 3,219,778 of these shares.); 1,726,803 shares by virtue of his interest in, and positions with, Recanati family companies; and 250,000 shares by virtue of his positions with the Recanati Foundation. Yudith Yovel Recanati may be deemed to be the beneficial owner of 4,696,550 shares (or 13.9%), including 3,744,747 subject to the Stockholders Agreement, as to which she shares the power to vote (She may be deemed to share the power to dispose of only 3,219,778 of these shares.); 701,803 held indirectly by companies directly or indirectly controlled by members of the Recanati family; and 250,000 shares by virtue of her position with the Recanati Foundation. She holds 180 shares directly.

To the best of the Corporation's knowledge, based on reports filed with the SEC, the only other beneficial owners of more than 5% of the Corporation's Common Stock are (a) Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois, which as of February 29, 2000 owned beneficially an aggregate of 5,674,800 shares (16.8%), which it reported were acquired for investment purposes, and that it has the sole power to vote and to dispose of; and (b) Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401, which as of December 31, 1999 has the sole power to vote and dispose of 2,447, 200 shares (7.2%), owned by investment vehicles as to which it provides investment advice or acts as investment manager. According to the SEC filings referred to in this paragraph, the shares mentioned above were not acquired for the purpose of or having the effect of changing or influencing control of the Corporation nor in connection with or as a participant in any transaction having such purpose or effect.

APPROVAL OF AMENDMENT OF
THE 1998 STOCK OPTION PLAN

The amendment to the 1998 Stock Option Plan (the "1998 Plan") will increase the number of shares available for grant pursuant to options under the 1998 Plan from 1,300,000 to 2,800,000.

On April 1, 1998, the Board of Directors adopted the 1998 Stock Option Plan. The following description of the 1998 Plan is a summary and is qualified in its entirety by reference to the 1998 Plan a copy of which has been filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

Upon a written or oral request by a stockholder of the Corporation, a copy of the 1998 Plan will be delivered by first class mail or other equally prompt means within one business day of receipt of such request.

Purpose

The purpose of the 1998 Plan is to enhance the profitability and value of the Corporation for the benefit of its stockholders by enabling the Corporation to offer employees of the Corporation and its affiliates stock based incentives in the Corporation in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Corporation's stockholders.

Administration

The 1998 Plan is being administered and interpreted by a committee of the Board of Directors consisting of two non-employee directors, each of whom is, to the extent required by Rule 16b-3 under the 1934 Act ("Rule 16b-3") and Section 162(m) of the Code, a non-employee director as defined in Rule 16b-3 and an outside director as defined under Section 162(m) of the Code (the "1998 Plan Committee"). If no 1998 Plan Committee exists which has the authority to administer the 1998 Plan, the functions of the 1998 Plan Committee will be exercised by the Board of Directors. The 1998 Plan Committee has the full authority and discretion, subject to the terms of the 1998 Plan, to grant stock options under the 1998 Plan and to determine the persons to whom stock options will be granted.

Eligibility

All employees of the Corporation and its affiliates are eligible to receive grants of stock options under the 1998 Plan.

Available Shares

A maximum of 2,800,000 shares of Common Stock may be issued under the 1998 Plan. The maximum number of shares of Common Stock subject to options which may be granted to any employee during any calendar year will not exceed 500,000 shares. To the extent that shares of Common Stock for which options are permitted to be granted to an employee during a calendar year are not covered by a grant during such calendar year, such shares of Common Stock will increase the number of shares of Common Stock available for grant or issuance to the employee in the subsequent calendar year during the term of the 1998 Plan.

The 1998 Plan Committee may make appropriate adjustments to the number of shares available for stock option grants and the terms of outstanding stock options to reflect any change in the Corporation's capital structure or business by reason of a stock dividend, extraordinary dividend, stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all the assets of the Corporation (and certain other events).

Stock Options

The 1998 Plan authorizes the 1998 Plan Committee to grant stock options to purchase shares of the Corporation's Common Stock to employees of the Corporation and its affiliates. Options granted to employees of the Corporation or any "subsidiary" or "parent" (within the meaning of Section 424 of the Code) may be in the form of incentive stock options ("ISOs") or non-qualified stock options. Options granted to employees of affiliates that do not qualify as "subsidiaries" or "parents" may only be non-qualified stock options. The 1998 Plan Committee determines the number of shares subject to each option, the term of each option (which may not exceed ten years (or five years in the case of an ISO granted to a ten percent stockholder)), the exercise price, the vesting schedule (if any), and the other material terms of the option. No option may have an exercise price less than the fair market value of the Common Stock at the time of grant (or, in the case of an ISO granted to a ten percent stockholder, 110 percent of fair market value).

Options granted to employees will be exercisable at such time or times and subject to such terms and conditions as determined by the 1998 Plan Committee at grant. All options granted to employees may be made exercisable in installments, and the exercisability of such options may be accelerated by the 1998 Plan Committee. The exercise price of an option may be paid in cash, by a cashless exercise procedure through a broker or by such other methods approved by the 1998 Plan Committee (which may include payment in shares of Common Stock owned for at least six months).

Change in Control

Upon a change in control of the Corporation (as defined in the 1998 Plan), all unvested options of employees will fully vest and become exercisable in their entirety, provided that no acceleration of vesting and exercisability will occur with regard to options that the 1998 Plan Committee determines in good faith prior to a change in control of the Corporation will be honored or assumed or new rights substituted therefor by a participant's employer immediately following the change in control of the Corporation.

Amendment and Termination

The 1998 Plan may be amended or terminated in its entirety by the Board of Directors or the 1998 Plan Committee, provided that the rights granted to an individual prior to such amendment or termination may not be impaired without the consent of such individual. In addition, no such amendment, without stockholder approval to the extent such approval is required by Delaware law, Rule 16b-3 or under Sections 162(m) or 422 of the Code, may increase the aggregate number of shares of Common Stock that may be issued under the 1998 Plan, increase the maximum number of shares of Common Stock subject to options which may be granted to any employee during any calendar year, change the classification of employees eligible to receive options, decrease the minimum exercise price of any option or extend the maximum option term under the 1998 Plan.

Miscellaneous

Subject to limited post-service exercise periods and vesting in certain instances, options granted to participants under the 1998 Plan are generally forfeited upon any termination of employment. Options will have such terms and will terminate upon such conditions as may be contained in the individual option grants. Although options will generally be nontransferable (except by will or the laws of descent and distribution), the 1998 Plan Committee may determine at the time of grant or thereafter that a non-qualified option granted to an employee that is otherwise nontransferable may be transferable in whole or in part and in such circumstances, and under such conditions, as specified by the 1998 Plan Committee.

U.S. Federal Income Tax Consequences

The following discussion of the principal U.S. federal income tax consequences with respect to options under the 1998 Plan is based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences (state, local and other tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

Under current federal income tax laws, the grant of an ISO can be made solely to employees and generally has no income tax consequences for the optionee or the Corporation. In general, no taxable income results to the optionee upon the exercise of an ISO. However, the amount by which the fair market value of the stock acquired pursuant to the exercise of an ISO exceeds the exercise price is an adjustment item for purposes of alternative minimum tax. If no disposition of the shares is made within either two years from the date the ISO was granted or one year from the date of exercise of the ISO, any gain or loss realized upon disposition of the shares will be treated as a long-term capital gain or loss to the optionee. If the shares are held for longer periods, the capital gains tax rate may be further reduced. The Corporation will not be entitled to a tax deduction upon the exercise of an ISO, nor upon a subsequent disposition of the shares, unless the disposition occurs prior to the expiration of the holding period described above. In general, if the optionee does not satisfy these holding period requirements, any gain equal to the difference between the exercise price and the fair market value of the Common Stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of either holding period described above, the Corporation is entitled to a deduction at the time of disposition equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

In general, an optionee will recognize no taxable income upon the grant of a non-qualified stock option and the Corporation will not receive a deduction at the time of such grant. Upon exercise of a non-qualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of the Common Stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for the Common Stock. Subject to the possible application of Section 162(m) of the Code, the Corporation will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

In addition: (i) any officers of the Corporation subject to Section 16(b) of the 1934 Act may be subject to special tax rules regarding the income tax consequences concerning their options; (ii) any entitlement to a tax deduction on the part of the Corporation is subject to the applicable federal tax rules, including, without limitation, Section 162(m) of the Code regarding the $1 million annual limitation on deductible compensation; (iii) in the event that the exercisability of a stock option is accelerated because of a change in control of the Corporation, payments relating to the stock options, either alone or together with certain other payments may constitute parachute payments under Section 280G of the Code, in which case certain amounts may be subject to excise taxes and a portion of the recognized income may be nondeductible by the Corporation; and (iv) the exercise of an ISO may have implications in the computation of alternative minimum taxable income.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per taxable year per person to its chief executive officer and the other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares which may be granted to any employee during a specified period, the exercise price is not less than the fair market value of the Common Stock at the time of grant, and the plan under which the options are granted is approved by stockholders and is administered by a committee comprised of outside directors. The 1998 Plan is intended to satisfy these requirements with respect to options granted to employees.

The 1998 Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not, nor is it intended to be, qualified under Section 401(a) of the Code.

Vote Required and Board of Director Recommendation

Approval of the amendment to the 1998 Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Common Stock entitled to vote present or represented at the Annual Meeting. The Board of Directors recommends that stockholders vote FOR the approval of the amendment to the 1998 Plan.

APPROVAL OF ADOPTION OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors recommends approval of the 2000 Employee Stock Purchase Plan (the "Stock Purchase Plan") in order to offer employees the ability to invest in the Corporation's Common Stock at an attractive price. The following description of the Stock Purchase Plan is a summary and is qualified in its entirety by reference to the Stock Purchase Plan, a copy of which is attached to this Proxy Statement.

Description of the Stock Purchase Plan

The Stock Purchase Plan, if approved by stockholders, will be effective as of July 1, 2000 and will allow all employees of the Corporation and its designated subsidiaries, working more than 20 hours a week and more than five months a year to authorize payroll deductions in whole percentages of compensation (including overtime and bonuses) up to 10% to be applied toward the purchase of Common Stock. The designated subsidiaries include all existing U.S. subsidiaries of the Corporation and all future U.S. subsidiaries unless specifically excluded from participation by the Board of Directors. Non-U.S. subsidiaries may be designated to participate in the Stock Purchase Plan solely upon approval by the Board of Directors. There will initially be 150,000 shares of Common Stock reserved for purchase and issuance under the Stock Purchase Plan with a market value of $3,225,000 as of April 14, 2000. The Stock Purchase Plan will be administered by a committee or subcommittee of the Board of Directors or such other committee or subcommittee as may be appointed by the Board of Directors from time to time (the "Stock Purchase Committee"). To the extent that no Stock Purchase Committee exists which has the authority to administer the Stock Purchase Plan, the functions of the Stock Purchase Committee will be exercised by the Board of Directors. The Stock Purchase Committee will have the full power and authority, subject to the provisions of the Stock Purchase Plan, to promulgate such rules and regulations as it deems necessary (including any special rules necessary to comply with the requirements of foreign jurisdictions), to interpret the provisions and supervise the administration of the Stock Purchase Plan and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. The Stock Purchase Committee may designate an agent to administer the Stock Purchase Plan, to purchase and sell shares of Common Stock in accordance with the Stock Purchase Plan, to keep records, to send statements of account to participants, to act as custodian and to perform other duties relating to the Stock Purchase Plan, as the Stock Purchase Committee may request from time to time. Although the Corporation will pay for the administration of the Stock Purchase Plan, participants will be fully responsible for (i) any brokerage fees and commissions charged for the sale of Common Stock, (ii) any fees for certificates of shares and (iii) any taxes owed by them as a result of participation in the Stock Purchase Plan.

Separate quarterly offerings will commence on the first day of each calendar quarter or such other dates designated by the Stock Purchase Committee, in its sole discretion. A participant must authorize payroll deductions before the start of an offering in order to participate in that offering. On the last business day of the offering, the participant will be deemed to have exercised the option to purchase as many shares as the participant's payroll deductions will allow, at the option price. The initial option price is 85% of the lesser of (i) the fair market value of the Common Stock on the first business day of the offering or (ii) the fair market value of the Common Stock on the last business day of the offering. The option price may be modified by the Board of Directors, but may never be less than the price specified in the preceding sentence.

Subject to appropriate notice, a participant may withdraw from an offering at any time. Upon withdrawal, the amount in the participant's account will be refunded (without interest). A participant who has withdrawn from an offering may not again participate in the Stock Purchase Plan until the next offering commences.

If a participant retires or terminates employment for any reason other than death, the payroll deductions credited to the participant's account, not used to purchase shares will be returned or distributed to the participant (without interest) as soon as practicable following retirement or termination of employment. In the event of death, disability or leave of absence, however, any such remaining payroll deductions, credited to the participant's account will be used to purchase shares of Common Stock.

No person shall be permitted to purchase any shares under the Stock Purchase Plan if such person, immediately after such purchase, owns shares possessing five percent or more of the total combined voting power or value of all classes of stock of the Corporation or any of its parent or subsidiary corporations. The fair market value of all shares of Common Stock purchased by a participant under the Stock Purchase Plan during any calendar year may not exceed $25,000.

Because the Stock Purchase Plan is a new plan and because the purchase of Common Stock under the Stock Purchase Plan is discretionary for all eligible employees, it would not be possible to include information as to the number of shares of Common Stock which would have been purchased during fiscal 1999 by employees had the Stock Purchase Plan been in effect during the year.

The Board of Directors may at any time amend, freeze or terminate the Stock Purchase Plan, provided that no participant's existing rights under any offering already commenced may be adversely affected thereby. No amendment may be made to the Stock Purchase Plan without prior approval of the stockholders of the Corporation, if stockholder approval of such amendment is required to comply with Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule.

The Stock Purchase Plan is not subject to any of the requirements of ERISA. The Stock Purchase Plan is in intended to comply with Section 423 of the Code, but it is not, nor is it intended to be, qualified, under Section 401(a) of the Code.

Federal Income Tax Consequences Relating to the Stock Purchase Plan

The Federal income tax consequences of a participant's purchases under the Stock Purchase Plan will vary. The following discussion is only a summary of the general Federal income tax rules applicable to the Stock Purchase Plan. Because a taxpayer's particular situation may be such that some variation of the rules described below will apply, participants (and potential participants) should consult their own tax advisor.

The Stock Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under those provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. However, a participant may become liable for tax upon dispositions of shares acquired under the Stock Purchase Plan (or if he or she dies holding such shares), and the tax consequences will depend on how long a participant has held the shares prior to disposition.

If the shares are disposed of (a) at least two years after the date of the beginning of the offering period and (b) at least one year after the Common Stock is purchased in accordance with the Stock Purchase Plan (or if the participant dies while holding the shares), the following tax consequences will apply:

In this event, the lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares, or (b) the excess of the fair market value of the shares at the time the option was granted (determined as of the offering date) over the purchase price of the shares will be treated as ordinary income to the participant. Any further gain upon disposition generally will be taxed at the applicable long-term capital gain rate (which is determined based on the period). If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a long-term capital loss equal to the difference. If a participant holds the shares for this period, no deduction in respect of the disposition of such shares will be allowed to the Corporation.

If the shares are sold or disposed of (including by way of gift) before the expiration of either the two-year or the one-year stock periods described above, the following tax consequences will apply:

In this event, the amount by which the fair market value of the shares on the date the option is exercised (which is the last business day of the offering period and is hereafter referred to as the "termination date") exceeds the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and will qualify for long term capital gain treatment if the shares have been held for more than one year following the exercise of the option. Capital gains rates may be reduced in the case of a longer period. Even if the shares are sold for less than their fair market value on the termination date, the same amount of ordinary income is attributed to a participant and a capital loss is allowed equal to the difference between the sales price and the value of such shares on such termination date. In the event of an early disposition, the Corporation will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing participant.

Vote Required and Board of Directors Recommendation

Approval of the Stock Purchase Plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of the Common Stock entitled to vote present or represented at the Annual Meeting. The Board of Directors recommends that stockholders vote FOR the approval of the Stock Purchase Plan.

SELECTION OF AUDITORS

On recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent auditors for the Corporation and its subsidiaries for the year 2000 subject to the approval of the stockholders at the annual meeting. If the appointment is not approved by the stockholders, the selection of independent auditors will be reconsidered by the Board of Directors.

Ernst & Young LLP is a well known and well qualified firm of public accountants which (including its predecessors) has served as auditors of the Corporation since the Corporation was organized in 1969. Representatives of Ernst  & Young LLP will attend the annual meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2000.

PROPOSALS FOR 2001 MEETING

Any proposals of stockholders that are intended to be presented at the Corporation's 2001 Annual Meeting of Stockholders must be received at the Corporation's principal executive offices no later than December 31, 2000, and must comply with all other applicable legal requirements, in order to be included in the Corporation's proxy statement and form of proxy for that meeting.

A stockholder who intends to submit a proposal for the Corporation's 2001 Annual Meeting that the stockholder does not intend to request be included in the Corporation's 2001 Proxy Statement in accordance with SEC rules must give notice to the Corporation prior to March 15, 2001. If the stockholder does not provide the Corporation with timely notice of such a proposal, the persons designated as management proxies on the Corporation's proxy card may exercise their discretionary authority to vote on that proposal. If the stockholder does provide the Corporation with timely notice of such a proposal, depending upon the circumstances, management proxies may not be able to exercise their discretionary authority to vote on the proposal.

GENERAL INFORMATION

The Board of Directors is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted for the election of directors, for the approval of the amendment to the 1998 Stock Option Plan, for the approval of the adoption of the 2000 Employee Stock Purchase Plan and for the ratification of the appointment of Ernst & Young LLP as auditors. Under Delaware law and the Corporation's Certificate of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors will not be counted in the election of that director but will be counted for purposes of determining a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining the number of votes cast.

The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation will also reimburse brokers and others who are only record holders of the Corporation's shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. Directors and officers of the Corporation may solicit proxies personally or by telephone or telegraph but will not receive additional compensation for doing so.

The Corporation's Annual Report to Stockholders for the fiscal year ended December 31, 1999 has been mailed to stockholders. The Annual Report does not form part of this Proxy Statement.

By order of the Board of Directors,
ROBERT N. COWEN
Senior Vice President,
Chief Operating Officer
& Secretary

New York, N.Y.

April 28, 2000

EXHIBIT A

                                                                                                                               ;

OVERSEAS SHIPHOLDING GROUP, INC.

2000 EMPLOYEE STOCK PURCHASE PLAN

                                                                                                                               ;

OVERSEAS SHIPHOLDING GROUP, INC.

2000 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.

The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code and the provisions of the Plan shall be construed in a manner consistent with the requirements of such section of the Code.

2. Definitions.

(a) "Agent" shall mean the agent appointed by the Committee pursuant to Section 11(b) hereof.

(b) "Board" shall mean the Board of Directors of the Company.

(c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(d) "Committee" shall mean a committee or subcommittee of the Board or such other committee or subcommittee appointed from time to time by the Board. To the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.

(e) "Common Stock" shall mean shares of the Company's common stock, par value $1.00 per share.

(f) "Company" shall mean Overseas Shipholding Group, Inc., a Delaware corporation, and its successors and assigns.

(g) "Compensation" shall mean the total cash compensation paid during an Offering Period by the Company or any Designated Subsidiary to an Employee, including overtime and bonuses, as reported by the Company or any Designated Subsidiary for federal income tax purposes, and including an Employee's portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code. Compensation shall not include any contributions by the Company or any Designated Subsidiary to, or benefits paid under, this Plan or under any other pension, profit-sharing, fringe benefit, group insurance or other employee welfare plan heretofore or hereafter adopted or any deferred compensation arrangement.

(h) "Designated Subsidiaries" shall mean each Subsidiary Corporation of the Company on the effective date of the Plan and future Subsidiary Corporations which are not specifically excluded from participation by the Board from time to time in its sole discretion. Notwithstanding the foregoing, the term "Designated Subsidiaries" shall not include Subsidiary Corporations incorporated or otherwise organized in Foreign Jurisdictions, unless the Board specifically designates such Subsidiary Corporation as a Designated Subsidiary.

(i) "Disability" or "Disabled" shall mean a permanent and total disability as defined under Section 22(e)(3) of the Code.

(j) "Employee" shall mean any person, including an officer, who is regularly and continuously employed by the Company or a Designated Subsidiary.

(k) "Employer" shall mean, with respect to any Employee, the Company or Designated Subsidiary by which the Employee is employed.

(l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(m) "Exercise Date" shall mean the last business day of each Offering Period in which payroll deductions are made under the Plan.

(n) "Fair Market Value" for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date, the last sales price reported for the Common Stock on the applicable date (i) as reported on the principal national securities exchange on which it is then traded or the Nasdaq Stock Market, Inc. or (ii) if not traded on any such national securities exchange or the Nasdaq Stock Market, Inc. as quoted on an automated quotation system sponsored by the National Association of Securities Dealers. If the Common Stock is not readily tradable on a national securities exchange, the Nasdaq Stock Market, Inc. or any automated quotation system sponsored by the National Association of Securities Dealers, its Fair Market Value shall be set in good faith by the Committee. For purposes of the grant of any Option, the applicable date shall be the date on which the Option is granted or, if the sale of the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the sale of the Common Stock was reported or quoted.

(o) "Foreign Jurisdiction" shall mean any jurisdiction outside of the United States.

(p) "Leave of Absence" shall mean a leave of absence determined in accordance with the personnel policies of the applicable Participant's Employer.

(q) "Offering Date" shall mean the first business day of each calendar quarter or such other dates designated by the Committee in its sole discretion.

(r) "Offering Period" shall mean each calendar quarter during the effectiveness of the Plan, commencing on each Offering Date, provided that the Committee may change the length of Offering Periods.

(s) "Option" shall mean an option to purchase shares of Common Stock of the Company.

(t) "Participant" shall mean an Employee who participates in the Plan.

(u) "Plan" shall mean this Overseas Shipholding Group, Inc. 2000 Employee Stock Purchase Plan, as amended from time to time.

(v) "Rule 16b-3" shall mean Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provisions.

(w) "Subsidiary Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company at the time of granting an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Eligibility.

(a) Subject to the requirements of Section 4(b) hereof, any person who is (i) an Employee as of an Offering Date and (ii) who customarily works more than twenty (20) hours per week for an Employer and more than five (5) months per year for an Employer shall be eligible to participate in the Plan and be granted an Option for the Offering Period commencing on such Offering Date.

(b) Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option under the Plan:

(i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding Options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary Corporation; or

(ii) which permits such Employee's right to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary Corporation to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such Option is granted) for any calendar year in which such Option is outstanding at any time.

4. Grant of Option; Participation.

(a) On each Offering Date, the Company shall commence an offer by granting each eligible Employee an Option to purchase shares of Common Stock, subject to the limitations set forth in Sections 3(b) and 10 hereof. The Committee shall specify the terms and conditions for each such offer, including the number of shares of Common Stock that may be purchased thereunder.

(b) Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, only by filing an agreement with the Employer authorizing payroll deductions (as set forth in Section 5 hereof).

(c) The Option price per share of the Common Stock subject to an offering shall be determined by the Board, in its sole discretion, and shall remain in effect unless modified at least thirty (30) days prior to the applicable Offering Date, but in no event shall be less than the lesser of: (i) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the first business day of the Offering Period or (ii) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Exercise Date.

5. Payroll Deductions.

(a) At least fourteen (14) days (or such shorter period designated by the Committee) prior to each Offering Date, a Participant may, in the manner prescribed by forms approved by the Committee, and subject to the restriction set forth in Section 3(b)(ii) above, authorize payroll deductions in any whole percentage up to ten percent (10%) of his or her Compensation during the Offering Period. A Participant may increase or decrease such payroll deductions prior to the beginning of any subsequent Offering Period, upon fourteen (14) days' (or such shorter period designated by the Committee) prior notice to the Committee. A Participant may terminate a payroll deduction authorization at any time, upon fourteen (14) days' (or such shorter period designated by the Committee) prior notice to the Committee. An authorization shall remain in effect until modified or terminated by the Participant or until the percentage used to determine the Option price (as set forth in Section 4(c) above) is effectively increased.

(b) All payroll deductions made by a Participant shall be credited to such Participant's account under the Plan. A Participant may not make any additional payments into such account.

6. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 8 hereof, such Participant's election to purchase shares of Common Stock shall be exercised automatically on the Exercise Date, and the maximum number of whole and/or fractional shares of Common Stock subject to such Option shall be purchased for such Participant at the applicable Option price with the accumulated payroll deductions in such Participant's account. If all or any portion of the shares cannot reasonably be purchased on the Exercise Date in the sole discretion of the Committee because of unavailability or any other reason, such purchase shall be made as soon thereafter as feasible. In no event shall certificates for any fractional shares be issued under the Plan.

(b) The shares of Common Stock purchased upon exercise of an Option hereunder shall be credited to the Participant's account under the Plan and shall be deemed to be transferred to the Participant on the Exercise Date. As of the Exercise Date, the Participant shall have all rights of a stockholder with respect to such shares, including, without limitation, the right to receive dividends on the shares and the right to vote or tender such shares. The Participant shall not have any rights of a stockholder with respect to such shares prior to the Exercise Date.

7. Delivery of Common Stock.

(a) Certificates for whole shares of Common Stock shall not be issued to Participants unless and until requested or as otherwise provided pursuant to Section 8. Such certificates shall be issued as soon as administratively feasible following the Participant's request for issuance. Except as otherwise provided in Section 8(b) or 8(c), if a Participant requests certificates for whole shares of Common Stock, any fractional shares of Common Stock shall remain in the Participant's account during his or her employment, unless he or she requests cash in lieu of the fractional shares. A fee fixed by the Plan's Agent or transfer agent, as the case may be, may be charged to the Participant for the issuance of certificates of shares of Common Stock and for the replacement of lost certificates. Certificates for a fractional share of Common Stock shall not be issued under any circumstance.

(a) A Participant may request the Agent to sell all or a portion of shares of Common Stock for which certificates have not been issued and receive cash for such shares, subject to any brokerage fees or commissions and subject to withholding as provided in Section 20 hereof.

8. Withdrawals; Termination of Employment; Disability or Leave of Absence Prior to Termination of Employment.

(a) A Participant may withdraw all, but not less than all, the payroll deductions credited to such Participant's account (that have not been used to purchase shares of Common Stock) under the Plan at any time prior to the Exercise Date by giving fourteen (14) days' (or such shorter period designated by the Committee) prior notice to the Committee. All such payroll deductions credited to such Participant's account shall be paid to such Participant (without interest) promptly after receipt of such Participant's notice of withdrawal and such Participant's Option for the Offering Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of shares of Common Stock shall be made for such Participant during such Offering Period. A Participant's withdrawal from an offering shall not have any effect upon such Participant's eligibility to participate in a subsequent offering or in any similar plan which may hereafter be adopted by the Company.

(b) If a Participant retires or terminates his or her employment with the Company and any Subsidiary Corporation for any reason other than death, the payroll deductions credited to such Participant's account (that have not been used to purchase shares of Common Stock) shall be returned or distributed to the Participant (without interest) as soon as practicable following the Participant's retirement or other termination of employment. The Participant shall elect, within such period as the Committee may prescribe following the Participant's retirement or other termination of employment with the Company and any Subsidiary Corporation (i) to receive certificates for all of the whole shares of Common Stock and cash in lieu of any fractional shares of Common Stock credited to the Participant's account under the Plan, (ii) to have certificates for all shares of Common Stock (including fractional shares) credited to the Participant's account under the Plan transferred to an individual brokerage account established by the Agent for the benefit of the Participant or for the benefit of the Participant and his or her spouse as joint tenants with rights of survivorship, or (iii) a combination of (i) and (ii). A fee fixed by the Plan's Agent may be charged to the Participant for the issuance of certificates of shares of Common Stock.

(c) In the event of the Participant's death, the Participant's Option shall be exercised in accordance with the terms of the Plan such that the payroll deductions credited to such Participant's account after the Offering Date (whether before or immediately following the Participant's death) shall be used to purchase shares of Common Stock in accordance with the terms of the Plan. The Participant's beneficiary shall elect, within such period as the Committee may prescribe following the Exercise Date following the Participant's death, (i) to receive certificates for all of the whole shares of Common Stock and cash in lieu of any fractional shares of Common Stock credited to the Participant's account under the Plan, (ii) to have certificates for all shares of Common Stock (including fractional shares) credited to the Participant's account under the Plan transferred to an individual brokerage account established by the Agent for the benefit of the Participant's beneficiary, or (iii) a combination of (i) and (ii). A fee fixed by the Plan's Agent may be charged to the Participant's beneficiary for the issuance of certificates of shares of Common Stock.

(d) In the event of a Participant's Disability or Leave of Absence, payroll deductions shall only be taken from Compensation that is due and owing to the Participant. To the extent that any cash balance has accumulated in the Participant's account, such balance shall be used to purchase shares of Common Stock on the Exercise Date. With respect to a Participant who becomes ineligible to participate due to a Disability or Leave of Absence, shares of Common Stock held in such Participant's account shall continue to be held in the Participant's account unless he or she elects otherwise under Section 7(a). In the event that such individual's Disability or Leave of Absence ends and such individual returns to work as an Employee and satisfies the eligibility conditions under Section 3, payroll deductions shall resume automatically in accordance with his or her most recent payroll deduction authorization form in effect prior to the Disability or Leave of Absence, unless he or she elects otherwise. Section 8(b) shall apply to any termination of employment with the Company and any Subsidiary Corporation following a Participant's Disability or Leave of Absence.

9. Dividends and Interest.

(a) Dividends, if any, on shares of Common Stock acquired through the Plan will be automatically reinvested by the Agent in Common Stock purchased on the open market. Such shares shall be purchased at Fair Market Value.

(b) No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

10. Stock.

(a) The maximum number of shares of Common Stock which shall be reserved for sale under the Plan shall be 150,000 subject to adjustment as provided in Section 16 hereof. If the total number of shares which would otherwise be subject to Options granted pursuant to Section 4(a) hereof on an Offering Date exceeds the number of shares then available under the Plan (after deduction of all shares for which Options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for Option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of Option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary. Purchases of Common Stock under the Plan shall be made by the Agent on the open market, or in the sole discretion of the Committee, may be made by the Company's delivery of treasury shares or newly-issued and authorized shares to the Plan, upon such terms as the Committee may approve.

(b) Shares of Common Stock to be delivered to a Participant under the Plan shall be registered solely in the name of the Participant or, at the election of the Participant, in the name of the Participant and his or her spouse as joint tenants with rights of survivorship.

11. Administration.

(a) The Plan shall be administered by the Committee, and the Committee may select an administrator to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to the laws of, Foreign Jurisdictions to comply with applicable tax and securities laws. All interpretations and determinations of the Committee shall be made in its sole and absolute discretion based on the Plan document and shall be final, conclusive and binding on all parties.

(b) The Committee may employ such legal counsel, consultants, brokers and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant, broker or agent. The Committee may, in its sole discretion, designate an Agent to administer the Plan, purchase and sell shares of Common Stock in accordance with the Plan, keep records, send statements of account to employees and to perform other duties relating to the Plan, as the Committee may request from time to time. The Agent shall serve as custodian for purposes of the Plan and, unless otherwise requested by the Participant, Common Stock purchased under the Plan shall be held by and in the name of, or in the name of a nominee of, the custodian for the benefit of each Participant, who shall thereafter be a beneficial stockholder of the Company. The Committee may adopt, amend or repeal any guidelines or requirements necessary for the custody and delivery of the Common Stock, including, without limitation, guidelines regarding the imposition of reasonable fees in certain circumstances.

(c) The Company shall, to the fullest extent permitted by law and the Certificate of Incorporation and By-laws of the Company and, to the extent not covered by insurance directly covering the specified individual, indemnify each director, officer or employee of the Employer (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Committee against all expenses, costs, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Employer, except in instances where any such person engages in willful neglect or fraud. Such right of indemnification shall include the right to be paid by the Company for expenses incurred or reasonably anticipated to be incurred in defending any such suit, action or proceeding in advance of its disposition; provided, however, that the payment of expenses in advance of the settlement or final disposition of a suit, action or proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified hereunder. Such indemnification shall be in addition to any rights of indemnification the person may have as a director, officer or employee or under the Certificate of Incorporation of the Company or the By- Laws of the Company. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company.

(d)Employees shall be fully responsible for (i) any brokerage fees and commissions charged for the sale of Common Stock, (ii) any fees for certificates of shares of Common Stock and (iii) any taxes owed by them as a result of participation in the Plan.

12. Designation of Beneficiary.

A Participant may file, on forms supplied by and delivered to the Company, a written designation of a beneficiary who is to receive any shares of Common Stock and cash remaining in such Participant's account under the Plan in the event of the Participant's death. Such designation of beneficiary may be changed by the Participant at any time by written notice. If a Participant is married on the date of his death and no beneficiary had been designated by the Participant prior to his death, the Participant's spouse will be presumed to be his beneficiary. If a Participant is not married on the date of his death and no beneficiary had been designated by the Participant prior to his death, the Participant's beneficiary shall be his estate.

13. Transferability.

(a) Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in an way (other than by will, the laws of descent and distribution or as provided in Section 10(b) or 12 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 8 hereof.

(b) All rights of a Participant granted under this Plan, including but not limited to, the grant of an Option, the right to exercise an Option and the ability to authorize payroll deductions shall relate solely to a Participant, except as otherwise provided in Section 8(c) hereof.

14. Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

15. Reports.

Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to participating Employees at such times prescribed by the Committee; such statements shall set forth the amounts of payroll deductions, the per share purchase price, the number of shares of Common Stock purchased, the aggregate shares in the Participant's account and the remaining cash balance, if any.

16. Effect of Certain Changes.

(a) In the event of any increase, reduction, or change or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, split-up reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise, non-cash distributions with respect to its outstanding common stock or capital stock other than common stock, reclassification of its capital stock, any sale or transfer of all or part of the Company's assets or business or any similar change affecting the Company's capital structure or business, or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under Option, as well as the price per share of Common Stock covered by each Option under the Plan which has not yet been exercised.

(b) In the event of the complete liquidation of the Company or of a reorganization, consolidation or merger in which the Company is not the surviving Corporation, any Option granted under the Plan shall continue in full force and effect unless either (i) the Board modifies such Option so that it is fully exercisable with respect to all of the Common Stock subject thereto prior to the effective date of such transaction or (ii) the surviving corporation issues or assumes a stock option as contemplated under Section 424(a) of the Code.

17. Amendment or Termination.

The Company, by action of the Board (or a duly authorized committee thereof), may at any time terminate, amend or freeze the Plan. No such termination shall adversely affect Options previously granted and no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule. Upon termination of the Plan, the Company shall return or distribute the payroll deductions credited to a Participant's account (that have not been used to purchase shares of Common Stock) and shall distribute or credit shares of Common Stock credited to a Participant's account in accordance with Section 8(b) hereof. Notwithstanding the foregoing, upon the freezing of the Plan, any payroll deductions credited to a Participant's account (that have not been used to purchase shares of Common Stock) shall be used to purchase shares of Common Stock in accordance with Section 6, substituting the term Exercise Date with the effective date of the freezing of the Plan.

18. Notices.

All notices or other communications by a Participant to the Company or the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or Committee at the location, or by the person, designated for the receipt thereof. Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and the delivery of other information. Any notices or communications by the Company to a Participant shall be deemed given if directed to such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.

19. Regulations and Other Approvals; Governing Law.

(a) This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

(b) The obligation of the Company to sell or deliver shares of Common Stock with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(c) To the extent required, the Plan is intended to comply with Rule 16b-3 and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act and Rule 16b-3, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

20. Withholding of Taxes.

(a) If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares issued to such Participant pursuant to such Participant's exercise of an Option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall immediately, or as soon as practicable thereafter, notify the Company thereof and thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

(b) Notwithstanding anything herein to the contrary, the Employer shall have the right to make such provisions as it deems necessary to satisfy any obligations to withhold federal, state, or local income taxes or other taxes incurred by reason of the issuance of Common Stock pursuant to the Plan. Notwithstanding anything herein to the contrary, the Employer may require a Participant to remit an amount equal to the required withholding amount and may invalidate any election under Section 4(b) if the Participant does not remit applicable withholding taxes.

21. No Employment Rights.

The establishment and operation of this Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any Employee and to treat him without regard to the effect which that treatment might have upon him as a Participant or potential Participant under the Plan.

22. Severability of Provisions.

If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.

23. Construction.

The use of a masculine pronoun shall include the feminine, and the singular form shall include the plural form, unless the context clearly indicates otherwise. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

24. Effective Date.

The Plan shall become effective as of July 1, 2000, subject to approval by the holders of the majority of the Common Stock present and represented at the annual meeting of the stockholders of the Company to be held on June 6, 2000. If the Plan is not so approved, the Plan shall not become effective.

OVERSEAS SHIPHOLDING GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 6, 2000

The undersigned hereby appoints MORTON P. HYMAN and RAN HETTENA, and either of them, proxies, with full power of substitution, to vote all shares of stock of OVERSEAS SHIPHOLDING GROUP, INC. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Corporation to be held at J.P. Morgan Investment Management Inc., 522 Fifth Avenue (corner West 44th Street), New York, N.Y., Seventh Floor, on June 6, 2000, at 2:30 o'clock P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or his substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE AMENDMENT OF THE 1998 STOCK OPTION PLAN, FOR THE APPROVAL OF THE ADOPTION OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

(Continued, and To Be Signed and Dated on Reverse Side)
(1) Election of Directors:		Nominees:

Oudi Recanati, Morton P. Hyman, Robert N. Cowen, Ariel Recanati, Alan R. Batkin, Charles Fribourg, William L. Frost, Ran Hettena, Stanley Komaroff, Solomon N. Merkin, Joel I. Picket and Michael J. Zimmerman. (To withhold authority to vote for any individual Nominee, print that Nominee's name on the following line:)

For all Nominees (except as withheld in the space provided)		Withhold Authority to Vote for all Nominees
–		–
(2) Approval of the amendment to the 1998 Stock Option Plan described in the Proxy Statement:			(3) Approval of the 2000 Employee Stock Purchase Plan described in the Proxy Statement:
FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN
–	–	–	–	–	–
(4) Ratification of the appointment of Ernst & Young LLP as independent auditors for the year 2000:
FOR	AGAINST	ABSTAIN
–	–	–
Please sign exactly as name (or names) appears at the left. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.

			DATE:		, 2000

Signature or Signatures

                          PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD